Exhibit 99.1

PRESS RELEASE

APRIL 8, 2022

Biofrontera Inc. Reports Fourth Quarter and Full Year 2021 Financial Results and Provides a Business Update

Introduces 2022 financial guidance

Conference call begins at 11:00 a.m. Eastern time today

WOBURN, Mass. (April 8, 2022) – Biofrontera Inc. (Nasdaq: BFRI) (the “Company”), a biopharmaceutical company specializing in the commercialization of dermatological products, today announced financial results for the three and 12 months ended December 31, 2021, and provided a business update.

Financial Highlights

●	Total revenues for the fourth quarter of 2021 were $9.2 million, an increase of 7% from the prior year
●	Total revenues for 2021 were $24.1 million, an increase of 28% from the prior year
●	Cash and cash equivalents were $24.5 million as of December 31, 2021
●	Raised gross proceeds of $18 million from an initial public offering (IPO) and $15 million from a subsequent private placement
●	Raised $13 million from the exercise of outstanding warrants, reducing Biofrontera AG’s ownership of Biofrontera Inc. to less than 50%

Clinical and Operational Highlights

●	Initiated two clinical studies to expand the Ameluz® photodynamic therapy (PDT) market opportunity in the U.S.
●	Enrolled the first subject in a Phase 1 safety study evaluating PDT with three tubes of Ameluz®
●	Enrolled the first subject in a Phase 2b study evaluating Ameluz® + BF-RhodoLED® (Ameluz®-PDT) in moderate-to-severe acne
●	Continued recruitment of subjects in a Phase 3 study evaluating Ameluz®-PDT for the treatment of basal cell carcinoma
●	Appointed Kevin Weber, a pharmaceutical executive with more than 30 years of executive and commercial experience, to the Company’s Board of Directors
●	Received notices of allowance for U.S. patents on a PDT illumination protocol and an illumination device
●	Received U.S. regulatory clearance for the RhodoLED® XL lamp
●	Received Orange Book listing for a RhodoLED® XL lamp patent, providing Ameluz®-PDT with protection from generic competition through October 2040

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Management Commentary

“2021 was a foundational year for Biofrontera Inc. From completing our IPO in October to laying the groundwork for expanding the label of our flagship product Ameluz®, I’m proud of the hard work by our team in executing Biofrontera’s strategic vision. We entered 2022 with the capital, commercial momentum and strategic plan in place to build shareholder value,” said Erica Monaco, Chief Executive Officer of Biofrontera Inc.

“Despite continued challenges resulting from the COVID-19 pandemic, we returned to topline growth in 2021 and sales have now recovered to near pre-pandemic levels including a seasonally strong fourth quarter. In 2021 we increased our market share within the PDT drug segment to approximately 26%, up from approximately 24% in the previous year. We expect the momentum established in 2021 will continue to drive revenue growth from top customer accounts as the opportunity to gain share from cryotherapy remains a key focus of our commercial efforts. Our goal is to continue to improve the market positioning of Ameluz® to become the leading PDT drug for the treatment of actinic keratosis (AK) in the United States,” she added.

Fourth Quarter Financial Results

Total revenues were $9.2 million and $8.6 million for the three months ended December 31, 2021 and 2020, respectively, an increase of $0.6 million, or 7%.

Total operating expenses were $11.0 million and $8.8 million for the three months ended December 31, 2021 and 2020, respectively. Cost of revenues increased by 8% primarily due to higher sales of Ameluz®. Selling, general and administrative expenses increased by $5.1 million compared with the prior year primarily due to an increase in marketing expenses and headcount.

Net loss was $14.5 million and $0.2 million for the three months ended December 31, 2021 and 2020, respectively.

Adjusted EBITDA was negative $3.2 million and negative $3 thousand for the three months ended December 31, 2021 and 2020, respectively. Adjusted EBITDA, a non-GAAP financial measure, is defined as net income or loss excluding interest income and expense, income taxes, depreciation and amortization, legal settlement expense and certain other non-recurring or non-cash items.

Full Year Financial Results

Total revenues were $24.1 million and $18.8 million for 2021 and 2020, respectively, an increase of $5.3 million, or 28%. The increase was primarily driven by a higher volume of Ameluz® orders, which increased Ameluz® revenue by $4.1 million, and by an increase in the price of Ameluz®, which increased Ameluz® revenue by $1.3 million.

Total operating expenses were $49.3 million and $28.5 million for 2021 and 2020, respectively. Cost of revenues increased by $3.7 million compared with the prior year primarily due to higher sales of Ameluz®. Selling, general and administrative expenses increased by $19.1 million compared with the prior year primarily due to a one-time legal settlement expense, marketing campaign expenses, increased headcount and higher commission expenses related to improved sales performance.

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Net loss was $37.7 million and $11.0 million for the years ended December 31, 2021 and 2020, respectively.

Adjusted EBITDA was negative $12.7 million for the year ended December 31, 2021 and was negative $9.2 million for the year ended December 31, 2020.

The table below presents a reconciliation from net loss to Adjusted EBITDA for the three and 12 months ended December 31, 2021 and 2020:

	Quarters ended December 31,		Years ended December 31,
	2021	2020	2021	2020
Net income/(loss)	$(14,505)	$(186)	$(37,713)	$(10,987)
Interest expense, net	89	756	344	2,869
Income tax expenses	5	(2)	56	64
Depreciation and amortization	131	138	540	562
EBITDA	(14,280)	706)	(36,773)	(7,492)

Change in fair value of contingent consideration	(3,100)	(98)	(1,402)	140
Change in fair value of warrant liabilities	12,801	-	12,801	-
Cost reimbursement from Biofrontera Pharma GmbH	-	(312)	-	(1,500)
Legal settlement expenses	-	-	11,250	-
Employee retention credit (“ERC”)	-	(299)	-	(299)
Expensed issuance costs	1,383	-	1,383	-
Adjusted EBITDA	$(3,196)	$(3)	$(12,741)	$(9,151)
Adjusted EBITDA margin	-34.9%	0.0%	-52.9%	-48.5%

Cash and cash equivalents as of December 31, 2021 were $24.5 million, compared with $8.1 million as of December 31, 2020. During 2021, Biofrontera received net proceeds of $41.8 million including $14.9 million from the sale of common stock in its IPO, $13.6 million from a private placement and $13.2 million from warrants exercised for its common stock. The Company believes its cash and cash equivalents are sufficient to fund its operations for at least the next 12 months.

Financial Guidance

Biofrontera today introduced financial guidance for 2022, as follows:

●	Total revenues are expected to increase by at least 30% compared with 2021, including first quarter total revenues up by over 100% versus the first quarter prior year and typical seasonal strength in the first and fourth quarters
●	The commercial focus throughout 2022 will be on achieving deeper sales penetration among current customer accounts, with additions to the Biofrontera sales force expected to begin in 2023

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Conference Call and Webcast

Biofrontera Inc. will hold a conference call today at 11:00 a.m. Eastern time to discuss these results and answer questions.

Date:	Friday, April 8, 2022
Time:	11:00 a.m. Eastern time
Conference Call:	1-877-877-1275 (U.S.)
1-412-858-5202 (international)
Webcast:	Live and 90-day replay webcast are available here and at www.investors.biofrontera-us.com.

About Biofrontera Inc.

Biofrontera Inc. is a U.S.-based biopharmaceutical company commercializing a portfolio of pharmaceutical products for the treatment of dermatological conditions with a focus on PDT and topical antibiotics. The Company’s licensed products are used for the treatment of actinic keratoses, which are pre-cancerous skin lesions, as well as impetigo, a bacterial skin infection. For more information, visit www.biofrontera-us.com.

Forward-Looking Statements

Certain statements in this press release may constitute “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995, as amended to date. These statements include, but are not limited to, statements relating to the Company’s business and marketing strategy, future operations and business, future financial position, potential to expand the label of Ameluz®, expected revenue growth, expected cash flow for operations, expected total revenues, projections constituting the financial guidance included in this release and statements about the commercial focus of Biofrontera Inc. throughout the year and expected increases in the Company’s sales force. We have based these forward-looking statements on our current expectations and projections about future events, nevertheless, actual results or events could differ materially from the plans, intentions and expectations disclosed in, or implied by, the forward-looking statements we make. These risks and uncertainties, many of which are beyond our control, including, but not limited to, the impact of extraordinary external events, such as the current COVID-19 pandemic; any changes in the Company’s relationship with its licensors; the ability of the Company’s licensors to fulfill their obligations to the Company in a timely manner; the Company’s ability to achieve and sustain profitability; whether the current global disruptions in supply chains will impact the Company’s ability to obtain and distribute its licensed products; changes in the practices of healthcare providers, including any changes to the coverage, reimbursement and pricing for procedures using the Company’s licensed products; the uncertainties inherent in the initiation and conduct of clinical trials; availability and timing of data from clinical trials; whether results of earlier clinical trials or trials of Ameluz® in combination with BF-RhodoLED® in different disease indications or product applications will be indicative of the results of ongoing or future trials; uncertainties associated with regulatory review of clinical trials and applications for marketing approvals; whether the market opportunity for Ameluz® in combination with BF-RhodoLED® is consistent with the Company’s expectations; the Company’s ability to complete the transition to a public company;the Company’s ability to retain and hire key personnel; the sufficiency of cash resources and need for additional financing and other factors that may be disclosed in the Company’s filings with the SEC, which can be obtained on the SEC website at www.sec.gov. Readers are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date on which they are made and reflect management’s current estimates, projections, expectations and beliefs. The Company does not plan to update any such forward-looking statements and expressly disclaims any duty to update the information contained in this press release except as required by law.

Contacts:

Biofrontera Inc.

Anke zur Mühlen

+1 781 486 1539

us-ir@biofrontera.com

LHA Investor Relations

Tirth T. Patel

+1 212 201 6614

tpatel@lhai.com

(Tables to follow)

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BIOFRONTERA INC.

BALANCE SHEETS

(In thousands, except par value and share amounts)

	December 31,
	2021	2020
ASSETS
Current assets:
Cash and cash equivalents	$24,545	$8,080
Accounts receivable, net	3,784	3,216
Other receivables, related party	8,647	73
Inventories	4,458	7,091
Prepaid expenses and other current assets	4,987	1,116

Total current assets	46,421	19,576

Other receivables long term, related party	2,813	-
Property and equipment, net	267	370
Intangible asset, net	3,450	3,869
Other assets	268	323

Total assets	$53,219	$24,138

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$658	$176
Accounts payable, related parties	282	1,538
Acquisition contract liabilities, net	3,242	-
Accrued expenses and other current liabilities	9,654	2,706

Total current liabilities	13,836	4,420

Long-term liabilities:
Acquisition contract liabilities, net	9,542	13,828
Warrant liabilities	12,854	-
Other liabilities	5,649	62

Total liabilities	$41,881	$18,310

Commitments and contingencies (see Note 23)

Stockholders’ equity:
Common Stock, $0.001 par value, 300,000,000 shares authorized; 17,104,749 and 8,000,000 shares issued and outstanding as of December 31, 2021 and 2020	$17	$8
Additional paid-in capital	90,200	46,986
Accumulated deficit	(78,879)	(41,166)

Total stockholders’ equity	11,338	5,828

Total liabilities and stockholders’ equity	$53,219	$24,138

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BIOFRONTERA INC.

STATEMENTS OF OPERATIONS

(In thousands, except per share amounts and number of shares)

	Year Ending December 31,
	2021	2020

Products revenues, net	$24,043	$18,787
Revenues, related party	57	62

Total revenues, net	24,100	18,849

Operating expenses
Cost of revenues, related party	12,222	8,313
Cost of revenues, other	520	753
Selling, general and administrative	36,512	17,706
Selling, general and administrative, related party	697	411
Restructuring costs	752	1,132
Change in fair value of contingent consideration	(1,402)	140

Total operating expenses	49,301	28,455

Loss from operations	(25,201)	(9,606)

Other income (expense)
Change in fair value of warrant liabilities	(12,801)	-
Interest expense, net	(344)	(2,869)

Other income, net	689	1,552

Total other income (expense)	(12,456)	(1,317)

Loss before income taxes	(37,657)	(10,923)
Income tax expense	56	64

Net loss	$(37,713)	$(10,987)

Loss per common share:
Basic and diluted	$(4.28)	$(479.48)

Weighted-average common shares outstanding:
Basic and diluted	8,808,233	22,915

# # #

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BIOFRONTERA INC.

STATEMENTS OF OPERATIONS

(In thousands, except per share amounts and number of shares)

	Quarters Ended December 31,
	2021	2020

Products revenues, net	$9,153	$8,557
Revenues, related party	15	15

Total revenues, net	9,168	8,572

Operating expenses
Cost of revenues, related party	4,592	4,288
Cost of revenues, other	181	135
Selling, general and administrative	9,100	4,149
Selling, general and administrative, related party	177	14
Restructuring costs	98	272
Change in fair value of contingent consideration	(3,100)	(98)

Total operating expenses	11,048	8,760

Loss from operations	(1,880)	(188)

Other income (expense)
Change in fair value of warrant liabilities	(12,801)	-

Interest expense, net	(89)	(756)

Other income, net	270	756

Total other income (expense)	(12,620)	(0)

Loss before income taxes	(14,500)	(188)
Income tax expense	5	(2)

Net loss	$(14,505)	$(186)

Loss per common share:
Basic and diluted	$(1.29)	$(2.12)

Weighted-average common shares outstanding:
Basic and diluted	11,206,578	87,946

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